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                                                               EXHIBIT (a)(1)(A)

             [Form of Letter to Unit holders, dated July 21, 2003,
                   from John F. Rothman and Ronald A. Young]


                                 July 21, 2003

To the Holders of Limited Partnership Units of Casa Munras Hotel Partners, L.P.:

         Enclosed is an offer to purchase Limited Partnership Units ("Units") in Casa Munras Hotel Partners, L.P. (the "Partnership"). John F. Rothman and Ronald
A. Young, Managing Members of the Partnership's General Partner, are offering $500 per Unit, less a one-time $35 transfer fee to the Partnership.

         This offer, described in more detail in the enclosed OFFER TO PURCHASE, including the SUMMARY TERM SHEET, is being made in response to the recent tender offer by MacKenzie Patterson, Inc. and its affiliates, which the General Partner believes was significantly undervalued. The General Partner is not recommending that you sell or refrain from selling your Units. Mr. Rothman and Mr. Young only want to ensure that, if you decide to sell your Units, you receive what they consider to be a fair price, which is based upon the current value of a Unit in the Partnership derived from the March 2003 appraised value of the Casa Munras Garden Hotel.

         If you wish to sell any or all of your Units in the Partnership, please sign where indicated on page 7 of the enclosed LETTER OF TRANSMITTAL and return the LETTER OF TRANSMITTAL to us in the enclosed envelope. If you have lost your Certificate of Limited Partnership, please also sign the Affidavit of Loss, located immediately following page 7. Please refer to the INSTRUCTIONS to the LETTER OF TRANSMITTAL at pages I-1 through I-4 regarding correct completion of the information requested.

         If you have questions regarding your proposed sale, you may call John Rothman or Ronald Young, or if you wish to have assistance in preparing the documents for tender, please call Jackie Smith at (619) 297-4040.

         We strongly encourage you to read carefully the enclosed OFFER TO PURCHASE, LETTER OF TRANSMITTAL and related documents, because they contain important information about the tender offer, including risk factors.


                                        Very Truly Yours,


                                        -------------------------
                                        John. F. Rothman


                                        -------------------------
                                        Ronald A. Young